Exhibit 99.1

November 15, 2006

Contact: Ron Kurtz
(713) 267-3686

MAXXAM REPORTS RESULTS FOR THIRD QUARTER 2006 AND FIRST NINE MONTHS OF 2006

HOUSTON, Texas (November 15, 2006) - MAXXAM Inc. (AMEX: MXM) reported net income of $418.7 million, or $69.32 earnings per share, on a fully diluted basis, for the third quarter of 2006, compared to a net income of $4.3 million, or $0.62 earnings per share, on a fully diluted basis, for the same period a year ago. This increase was due to the cancellation, during the third quarter of 2006, of the Company's interest in Kaiser Aluminum Corporation (Kaiser), resulting in a net gain of $430.9 million (see below for further information). Net sales for the third quarter of 2006 totaled $77.8 million, compared to $105.8 million in the third quarter of 2005.

For the first nine months of 2006, MAXXAM reported net income of $397.3 million, or $62.09 earnings per share, on a fully diluted basis, compared to a net loss of $19.5 million, or $3.26 per share loss, for the same period of 2005. Net sales for the first nine months of 2006 were $221.5 million, compared to $276.0 million for the first nine months of 2005.

FOREST PRODUCTS OPERATIONS

Total net sales for forest products operations declined $4.7 million for the third quarter of 2006 and $27.3 million for the nine months ended September 30, 2006, as compared to the prior year periods. The decrease in net sales was due to a decline in lumber shipments resulting from a lower log supply from Scotia Pacific Company LLC (ScoPac) and an increase in the volume of lumber placed into the Pacific Lumber Company's (Palco) redwood lumber drying program during 2006.

The forest products segment generated operating income of $5.0 million for the third quarter of 2006 and an operating loss of $0.4 million for the nine months ended September 30, 2006. These results include gains from the sale of certain properties of $5.3 million and $11.2 million for the three and nine-month periods ended September 30, 2006, respectively. The forest products segment has incurred substantial operating losses in 2006 due to harvesting restrictions at ScoPac, adverse weather conditions in early 2006, and operational inefficiencies at Palco's sawmill in Scotia. Additionally, the forest products segment's operating results for the third quarter of 2006 were negatively impacted by a severance charge and a legal settlement.

REAL ESTATE OPERATIONS

Operating income decreased by $20.3 million and $21.6 million for the third quarter and nine months of 2006, respectively, as compared to the prior year periods, primarily as a result of reduced acreage sales at the Company's Palmas del Mar development in Puerto Rico and a reduction in the number of lots sold at its Fountain Hills development in Arizona, partially offset by increased lot sales at its Mirada development in Rancho Mirage, California. The Real Estate segment's third quarter operating results were also impacted by the write-off of capitalized costs related to certain real estate projects.

RACING OPERATIONS

Racing operations' operating loss decreased slightly in the third quarter of 2006 compared to the prior year period, primarily due to increased simulcast wagering at Sam Houston Race Park. The operating loss for the first nine months of 2006 increased slightly compared to the comparable period of 2005, principally due to expenditures related to the Company's efforts to obtain an additional racing license in Laredo, Texas.

CORPORATE AND OTHER

Corporate operating income (loss) represents general and administrative expenses that are not attributable to the Company's industry segments, including stock-based compensation expense and the Company's investment in Kaiser. Kaiser's plan of reorganization under Chapter 11 of the Bankruptcy Code, which provided for the cancellation of the Company's interest in Kaiser without consideration or obligation, became effective on July 6, 2006. Since the Company's interest in Kaiser was cancelled without obligation in the third quarter of 2006, the Company reversed its net investment in Kaiser, resulting in a net gain of $430.9 million in that reporting period. The Corporate segment's operating losses improved $5.7 million for the third quarter of 2006, excluding the gain from the reversal at the Company's investment in Kaiser, as compared to the prior year period, primarily due to a $4.3 million decline in stock-based compensation expense and continued cost cutting initiatives.

PALCO – SCOPAC LIQUIDITY UPDATE

Prior to the issuance of this press release, the Company filed its quarterly report on Form 10-Q with the Securities and Exchange Commission. The Condensed Notes to Financial Statements and other sections of the Form 10-Q discuss how the cash flows of Palco and ScoPac, indirect subsidiaries of the Company, have been materially adversely affected by the ongoing regulatory, environmental and litigation matters.

As previously announced, ScoPac expects to incur substantial interest payment shortfalls over at least the next several years. The failure of ScoPac to pay all of the interest on the Timber Notes when due would constitute an event of default under the Timber Notes Indenture. There can be no assurance that ScoPac will be able to generate sufficient additional liquidity to fund the expected future cash shortfalls. To the extent that ScoPac is unable to generate sufficient liquidity from property sales or other sources, the Company expects that ScoPac will be forced to take extraordinary actions, which may include: laying off employees, shutting down various operations, and seeking protection by filing under the Bankruptcy Code.

On July 18, 2006, Palco and Britt Lumber Co., Inc. (a wholly owned subsidiary of Palco), as borrowers, closed on a new five-year $85.0 million secured term loan and a new five-year $60.0 million secured asset-based revolving credit facility .. Palco and Britt did not meet the required minimum EBITDA maintenance covenant under these facilities for the three month period ended September 30, 2006, due to an unplanned severance charge and a legal settlement. The borrowers expect the lenders to issue a limited waiver of the default through December 14, 2006. The borrowers have notified the lenders that changing market conditions and other factors will likely impact the their ability to comply in future periods with the financial covenants under the two facilities. The borrowers are evaluating various cost-cutting initiatives to improve profitability, but there can be no assurance that these efforts will generate sufficient liquidity to enable the Borrowers to comply with the financial covenants in future periods. The borrowers are pursuing discussions with the lenders in an effort to amend the two facilities to reflect these changing market conditions and other factors; however, there can be no assurance that the borrowers will be successful in their efforts. In the event that the borrowers are unable to improve profitability or amend the facilities as needed, they may be forced to take extraordinary actions.

OTHER MATTERS

As previously announced in prior earnings statements, MAXXAM may from time to time purchase shares of its common stock on national exchanges or in privately negotiated transactions.

Company press releases may contain certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are "forward-looking statements." Included among "forward-looking statements" are, among other things, statements regarding the Company's business strategy, plans and objectives. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in periodic reports of the Company that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
	(Unaudited)
Net sales:
Forest products	$37.9	$42.6	$109.5	$136.8
Real estate	28.9	52.3	77.1	105.2
Racing	11.0	10.9	34.9	34.0
	77.8	105.8	221.5	276.0

Costs and expenses:
Cost of sales and operations:
Forest products	28.0	33.0	90.2	111.9
Real estate	9.2	12.9	25.6	29.3
Racing	9.9	9.7	30.6	29.3
Selling, general and administrative expenses	14.7	22.2	39.3	50.5
Depreciation, depletion and amortization	8.7	8.3	26.1	26.1
Gain on sales of timberlands and other assets	(5.3)	-	(11.2)	(0.1)
Reversal of net investment in Kaiser	(430.9)	-	(430.9)	-
	(365.7)	86.1	(230.3)	247.0

Operating income (loss):
Forest products	5.0	(2.1)	(0.4)	(8.0)
Real estate	10.4	30.7	26.8	48.4
Racing	(1.4)	(1.8)	(3.1)	(2.9)
Corporate	429.5	(7.1)	428.5	(8.5)
	443.5	19.7	451.8	29.0

Other income (expense):
Investment and interest income	(0.3)	4.3	5.6	9.6
Other income	0.2	(0.2)	1.0	-
Interest expense	(20.2)	(18.9)	(58.9)	(55.0)
Amortization of deferred financing costs	(4.5)	(0.6)	(5.7)	(3.1)
Loss before income taxes and cumulative effect of accounting change	418.7	4.3	393.8	(19.5)
Benefit (provision) for income taxes		-	4.2	-
Loss before cumulative effect of accounting change	418.7	4.3	398.0	(19.5)
Cumulative effect of accounting change, net of tax	-	-	(0.7)	-
Net income (loss)	$418.7	$4.3	$397.3	$(19.5)

Basic income (loss) per common and common equivalent share before cumulative effect of accounting change
	$79.61	$0.72	$70.71	$(3.26)
Cumulative effect of accounting change
	-	-	(0.12)	-
Basic income (loss) per common and common equivalent share after cumulative effect of accounting change
	$79.61	$0.72	$70.59	$(3.26)

Basic income (loss) per common and common equivalent share before cumulative effect of accounting change
	$69.32	$0.62	$62.20	$(3.26)
Cumulative effect of accounting change
	-	-	(0.11)	-
Basic income (loss) per common and common equivalent share after cumulative effect of accounting change
	$69.32	$0.62	$62.09	$(3.26)